EXHIBIT 2

LOAN AGREEMENT
on opening of the credit line
(with the set limit of indebtedness)

“25” July  2003

Profeteria Co Limited a company incorporated under the laws of Cyprus whose registered office is  221 Christodoulov Hadjipavlou st., Helios Court, 1st Floor, 3036 Limassol, Cyprus, hereinafter referred to as the “Lender”, represented by Attorney Vladimir Chelnokov acting on the basis of Power of Attorney dated the 6th May, 2003 and Flero Services Ltd. a company incorporated under the laws of Cyprus whose registered office is 17-19 Omonoias st., Flat/Office 101-102, P.C. 3732, Limassol, Cyprus, hereinafter referred to as the “Borrower”, represented by Victor Nedelko acting on the basis of the Power of Attorney dated 19th May, 2003 on the other side, together referred to as the “Parties”, have concluded the present Loan Agreement on opening of the credit line (hereinafter: the “Agreement”), on the following:

Article 1. Terms and Definitions

The terms and definitions used for the purposes of the present Agreement are as follows:

“Loan” means the funds disbursed by the Lender to the Borrower by separate Tranches subject to repayment in accordance with the terms and conditions hereof.

“Tranche” means a part of the loan disbursed by the Lender to the Borrower within the limit of the credit line opened for the Borrower in accordance with the terms and conditions hereof.

“Principal” means the amount of the Tranche (the total amount of the Tranches) disbursed to the Borrower and subject to repayment in accordance with the terms and conditions hereof.

“Limit of Indebtedness” means the maximum volume of the Borrower’s lump sum indebtedness for the Tranches.

“Limit Utilization Period” means the period during which separate Tranches may be disbursed to the Borrower within the limit of the opened credit line.

“Available Limit” means the available limit of indebtedness, which the Borrower shall have the right to utilize.

“Current Loan Indebtedness” means the Borrower’s aggregate indebtedness to repay the amount of the principal for all the Tranches disbursed to the Borrower, which is not due.

“Due Indebtedness” means the Borrower’s aggregate indebtedness for all the disbursed Tranches and/or the interest accrued for the relevant interest period, which is due.

“Overdue Loan Indebtedness” means the indebtedness of the principal, which is not repaid when due pursuant to the present Agreement.

“Overdue Interest Indebtedness” means the indebtedness of the interest accrued during the relevant interest period, which is not repaid when due pursuant to the present Agreement.

“Interest Period” means the period of time during which the interest is accrued and paid by the Borrower.

“Limit Opening Date” means the date on which the first Tranche is disbursed under the present Agreement.

“Supplement” means the Supplementary Agreement to the present Agreement.

“Loan Currency” is US Dollars.

Article 2. Subject of the Agreement

2.1 The Lender undertakes to disburse a Loan to the Borrower in the amount and on the terms and conditions provided for herein, and the Borrower undertakes to repay the funds disbursed to it and to pay the interest thereon as well as effect other payments to the Lender according to the procedure provided for herein.

2.2 The Lender opens a credit line for the Borrower for the period till 01 September 2004 inclusive, the Limit of Indebtedness being 2,000,000 (two million) US Dollars at the rate of 5 (five) per cent per annum for the purpose of purchase of securities and derivative financial instruments thereof issued by DVI, Incorporated.

2.3 Disbursement and repayment of Tranches will be effected on the dates agreed upon by the Lender and the Borrower in the Notices pursuant to Article 3 hereof.

2.4 The Limit Utilization Period shall be till 28 of February  2004 inclusive. When the Limit Utilization Period expires, the Borrower’s right to obtain Tranches shall be cancelled.

Article 3. Disbursement and Utilization of Tranches

3.1 The Borrower shall have the right to obtain and to utilize a separate Tranche on account of the credit line commencing from the date agreed upon by the Lender.

3.2 Each Tranche shall be disbursed by the Lender to the Borrower for the period mentioned in clause 2.4 hereof and within the limit set by clause 2.2 on condition that:

•                                          there is no Overdue Loan Indebtedness and/or Overdue Interest Indebtedness;

•                                          the utilization period and the amount of the Tranche have been agreed upon by making the relevant mark on the Notice by the Lender.

3.3 The Borrower shall notify the Lender of its intention to obtain and to utilize every Tranche on account of the credit line by written Notice not later than one business day prior to the contemplated day of the Tranche utilization. The Notice shall be signed by duly authorized officers and certified by the Borrower’s seal.

The Notice shall be deemed submitted on the date when the original Notice is delivered to the Lender. The Loan disbursement date shall be agreed upon by making the relevant mark on the Notice by the Lender.

3.4 The Lender shall disburse to the Borrower the relevant Tranche for the period indicated by the Borrower in the written Notice in a non-cash form by transferring the amount of the Tranche to the Borrower’s bank account indicated in the Notice.

3.5 The date of the relevant Tranche disbursement shall be the date when the amount of the Tranche is credited to the Borrower’s bank account pursuant to clause 3.4 hereof.

Article 4. Interest

4.1 The Borrower shall pay to the Lender the interest accrued on the Current Loan Indebtedness at the rate defined in clause 2.2 hereof.

4.2 The interest shall accrue on the Current Loan Indebtedness for the relevant Interest Period calculated on the basis of the actual number of calendar days in the Interest Period and 360 days in a year.

4.3 The first Interest Period for the Loan shall commence on the day following the loan disbursement date and shall terminate on the Loan repayment date.

Article 5. Repayment of the Borrower’s Obligations Under the Present Agreement

5.1 The repayment of the Indebtedness Due hereunder shall be effected by the Borrower in full pursuant to the terms set forth for each Tranche in written Notices and pursuant to Article 4 hereof.

5.2 The date of the performance by the Borrower of its monetary obligations hereunder shall be the date when the funds are credited to the Lender’s account indicated herein.

Article 6. Early Repayment of the Loan Indebtedness

6.1 The Borrower shall have the right of full or partial early repayment of the Current Loan Indebtedness and/or interest accrued thereon. The Borrower shall send the Lender a written notice of early full or partial repayment of the Current Loan Indebtedness indicating the amount and the date of early repayment. Early repayment may be effected not earlier than the next business day following the day when the Lender receives the relevant notice.

Article 7. Early Closing of Limits and Claim of Early Repayment of the Loan Indebtedness

7.1 The Lender shall have the right of early closing of the credit line in its unutilized part and/or claim early repayment of indebtedness for the Principal and for the accrued interest hereunder, should any of the following events occur:

a)                                      non-performance or improper performance by the Borrower of its obligations hereunder;

b)                                     application of the loan for the purposes other than those specified in clause 2.2 hereof;

c)                                      a claim for funds recovery or for judgment for performance of an obligation under any contract or for vindication of property or transfer of part of the Borrower’s property to the ownership of third parties is brought against the Borrower, if the amount of such claim exceeds 25% of the Borrower’s assets value as of the date when such claim is brought;

d)                                     a decision on reorganization or liquidation in respect of the Borrower or reduction of the Borrower’s charter capital is taken;

e)                                      the Borrower actually ceases its activities;

f)                                        there is a material adverse change in the Borrower’s financial condition as compared to the previous quarter;

g)                                     the arbitration court awards to accept the application declaring the Borrower bankrupt;

h)                                     true information of occurrence of events that may substantially deteriorate the Borrower’s creditworthiness is available with the Lender.

7.2 For the purposes of exercise of its rights pursuant to clause 7.1, the Lender shall have the right to act as follows at any time: to declare by written notice all the amounts disbursed to the Borrower pursuant to the present Agreement and unpaid by the Borrower to be subject to immediate payment, upon which they become immediately payable and are subject to payment together with the interest and other payments, provided for by the present Agreement on the date specified in the Lender’s notice.

Article 8. Priority of Obligations

8.1 The Borrower shall recognize the priority of its obligations to the Lender compared to all other obligations undertaken by the Borrower during the period of validity hereof except for the cases provided for by the current law.

8.2 The Borrower undertakes to utilize the revenue from its activities first of all to perform its obligations hereunder.

Article 9. Overdue Payment

9.1 For non-performance or improper performance by the Borrower of its obligations hereunder the Borrower shall pay to the Lender a penalty at the rate of 0.1% (zero point one per cent) per each day of delay calculated from the amount of the overdue interest payment and other overdue payments to the Lender.

Article 10. Rights and Obligations of the Parties

10.1 The Lender shall have the right:

10.1.1 to claim from the Borrower information and documents confirming the application of the Loan in compliance with clause 2.2 hereof and financial and economic condition of the Borrower.

10.1.2 to verify the truthfulness of reported and planned indicators of the Borrower’s financial and economic activities submitted by the Borrower in the form suitable for the Lender.

10.2 The Lender undertakes:

10.2.1 To disburse the Loan to the Borrower pursuant to the terms and conditions hereof.

10.3 The Borrower shall have the right:

10.3.1 to obtain the loan in accordance with the procedure provided for herein.

10.4 The Borrower undertakes:

10.4.1 to notify the Lender promptly of the occurrence of events, which may substantially deteriorate the Borrower’s creditworthiness, and to inform the Lender of the measures undertaken by the Borrower to eliminate the consequences of the above events.

10.4.2 to utilize the funds obtained in accordance with the present Agreement strictly for the purposes specified in clause 2.2 hereof.

10.4.3 to submit any information regarding the financial condition and economic activities of the Borrower upon the Lender’s first demand.

The information obtained by the Bank shall be regarded as confidential.

10.4.4 to inform the Lender in writing of any changes to the actual domicile, banking references, legal form, powers of the senior officers (management bodies), as well as the changes to the composition of the Borrower’s management bodies or shareholders within two days from occurrence of the relevant event.

10.4.5 to submit to the Lender the documents confirming changes to th e Borrower’s constituent documents within seven days from the date on which such changes take effect.

10.4.6 to duly perform all the obligations hereunder.

Article 11. Settlement of Disputes between the Parties

11.1 The Parties will try to settle amicably all disputes that may arise from the present Agreement or in connection with it.

11.2 Should the Parties fail to settle a dispute amicably, any dispute, disagreement or claim arising from the present Agreement or regarding it or its violation, termination or invalidity shall be settled in International Commercial Arbitration Court at the Russian Federation Chamber of Commerce  and Industry.

11.3 The settlement of disputes arising from the present Agreement or in connection with it shall be governed by the current law of the Russian Federation.

Article 12. Additional Terms and Conditions

12.1 Any amendments and additions to the present Agreement shall be valid only if they are executed in writing, signed by duly authorized officers and certified by the Parties’ seals.

12.2 Any notice or communication sent by one Party hereto to  the other shall be made in English in written form. Such notice or communication shall be deemed duly sent, if it is delivered to the addressee by a messenger (courier) or by a registered letter to the address specified in the present Agreement or by a facsimile message (with mandatory submission of the original within 5 business days) and certified by the signatures of the authorized officers and the Parties’ seal (if necessary).

12.3 The terms and conditions hereof shall not be subject to disclosure.

12.4 All other matters, which are not expressly provided for by the present Agreement, shall be governed by the current law of the Russian Federation.

12.5 This Agreement shall become effective as of the date of its signing and shall remain valid until the Parties’ obligations hereunder are fully performed.

12.6 This Agreement is signed in two original counterparts, each of them being equally valid.

Article 13. Addresses and Banking Details of the Parties

Lender: Profeteria Co Limited, 221 Chr. Hadjipavlou st., Helios Court, 1st Floor, 3036 Limassol, Cyprus

Bank details: OJSC Bank Petrocommerce, 24 Petrovka st., 127051 Moscow

Corr. Bank: Bank of New York, N.Y., USA a/c 890-0068-116

Borrower:

Flero Servicess Ltd., 17-19 Omonias, Flat/Office 101-102, P.C. 3732, Limassol, Cyprus

Account No: 240 07 2007 16 01, in Hellenic Bank Limited – International

Business Center, 52 Glastonos Ave., P.O.Box 51474, 3505 Limassol, Cyprus,

SWIFT CODE: HEBA CY 2NUM

For and on behalf of the Lender	For and on behalf of the Borrower

/s/ Vladimir Chelnokov	/s/ Victor Nedelko
Vladimir Chelnokov	Victor Nedelko